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                                SCHEDULE 14A
                               (Rule 14a-101)
                          SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                                Act of 1934

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                          THE PIONEER GROUP, INC.
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              (Name of Registrant as Specified in Its Charter)

                                    n/a
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  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)



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         PIONEER URGES HOLDERS TO IGNORE ISS RECOMMENDATIONS

Boston, MA, May 11, 2000 . . . The Pioneer Group, Inc. (NASDAQ: PIOG) announced today that it was urging stockholders to ignore the voting recommendations of Institutional Shareholder Services, Inc. (ISS). ISS today issued a so-called "analysis" favoring the Lens candidates in the proxy contest for control of Pioneer at the Company's Annual Meeting scheduled for Tuesday, May 16.

John F. Cogan, Jr., Pioneer's President, stated: "We believe that ISS has completely missed the point in its voting analysis. Although ISS states that "this contest boils down to oversight of the auction process," not a single line of ISS's report is dedicated to which side will provide greater value to Pioneer stockholders in a sale of the Company. Instead, ISS has placed its greatest emphasis on anger at Pioneer's management for entering into customary retention agreements during the sale process. We believe ISS's recommendation is fatally flawed, contrary to the best interests of Pioneer stockholders and that blindly following ISS's recommendations would be inconsistent with ERISA. Although only a small percentage of Pioneer's institutional stockholders routinely follow ISS's guidelines, we urge them, in this case, to ignore ISS and to vote for the Board's nominees on the WHITE proxy card." The Company noted that Robert A.G. Monks, one of Lens's dissident candidates, is a former president of ISS.

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Contacts:

For Media:                For Investors:

Anne Patenaude            Greta Gahl
617-422-4727              617-422-4978